                                                                    EXHIBIT 10.1

August 3, 2005

Mr. Steve Fendrich
[Address]

Dear Steve:

Congratulations! On behalf of the Simmons Bedding Company it is a pleasure to confirm our offer of employment to you. The position is Executive Vice President of Sales, reporting to the Chairman & CEO, Charlie Eitel. You will have responsibility for Simmons Bedding Company sales as well as SCUSA. Your anticipated start date is August 9, 2005. The semi-monthly salary for the position is $12,500 which equates to $300,000.

You are eligible for participation in Simmons Bedding Company's Management Bonus Plan, with a target EBITDA and Sales Performance Based Bonus of 60% of your base salary with no cap. Your 2005 bonus will follow SCUSA or Simmons Bedding Company's targeted EBITDA and Sales Performance, whichever is greater.

Simmons will offer you 30,000 Class B shares to be purchased at fair market value established at the August 9, 2005 Board of Directors meeting with a vesting schedule to begin in 2005. You will retain your current Class B shares of 12,500 which will follow SCUSA's vesting program.

Simmons will provide you with four weeks of vacation per year, a car allowance of $750 per month and relocation assistance per our Level I policy which is attached. You will be offered temporary living through June, 2006. We will review the executive benefits package with you during your first few days of employment. These executive benefits will include an executive physical, tax and financial planning and we will apply for $1.0 million of term life insurance, convertible to whole and can be assumed by the associate upon exiting the Company. Eligibility for group insurance benefits commences on the first day of the month following employment. Based on a start date of August 9, 2005, your benefits eligibility will be September 1, 2005.

You will be eligible to start participating in our 401(k) plan at the first of the month after completing 12 weeks of service. Plan entry dates are the first of each month. If you begin work on August 9, 2005, you will be eligible to enroll in the 401(k) plan on November 1, 2005.

In addition to the benefits listed above, Simmons is offering you a two year severance agreement for a termination without cause. Please review the attached document, sign and return with the offer letter.

Per the Immigration Reform and Control Act of 1986, we are required to verify that you are a citizen of the United States or that you have the legal right to work in the United States. When you report to work, you will be asked to produce ORIGINAL documentation attesting to your status as noted on the attached list of acceptable documentation. These originals will be viewed and returned to you.

You agree that the offer letter you signed with SC Holdings, Inc. and Sleep Country USA, Inc., dated July 2, 2003, shall terminate when you sign this offer letter including, without limitation, any rights to bonuses (except as stated above), salary, severance and other benefits under the same.

In accepting this offer, you also give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter agreement. By your execution of this letter agreement, you expressly acknowledge and agree that this letter (a) constitutes the entire understanding between you and the Company with respect to your employment with the Company and (b) supersedes all prior and contemporaneous understandings and agreements, whether written or oral, with respect to your employment with the Company.

We hope that you will find the tools and opportunities to help customize your career and create your success. However, please note that employment with Simmons Bedding Company is not for a specified term and can be terminated by you or Simmons Bedding Company at any time for any reason, with or without cause or advance notice. This offer of employment is contingent on the successful completion of a background check and drug screen.

We look forward to you joining our team and believe you will make an excellent contribution.

Sincerely,

/s/ Rhonda Rousch

Rhonda Rousch
Executive Vice President, Human Resources

ACKNOWLEDGEMENT:

I accept the offer of Executive Vice President of Sales and the conditions explained in this letter.

Stephen G. Fendrich                               August 9, 2005
-----------------------------                          Date
Print Name

/s/ Stephen G. Fendrich
-----------------------------
Signature

                                       2